EXHIBIT 10.24

TACTICAL SOLUTION PARTNERS, INC.

TEAMING AGREEMENT

By their signatures below, Tactical Solution Partners, Inc. (TSPI) a Delaware Corporation with a place of business located at One Greenbrier Point, Suite 430, 1403 Greenbrier Parkway, Chesapeake, VA 23320 and Protective Enterprises, LLC (Protective Enterprises) of Dulles, Virginia agree to enter into a teaming agreement whereas TSPI will represent Protective Enterprises in the marketing of their proprietary ** products to the US Military and other accounts as agreed to by both parties in writing.

Specifically, TSPI will represent and convey to the US Military that Protective Enterprises has been chosen by TSPI to provide ** (** etc.) to the US Military.

TSPI will represent Protective Enterprises during conferences with military and congressional leadership.

It is agreed that TSPI will be paid for their representation at a rate of ** of net invoices. On an account by account basis, TSPI and Protective Enterprises will include other accounts on which TSPI will be paid a commission. The accounts will be listed separately under separate cover and approved by TSPI and Protective Enterprises.

1.

COMPUTATION AND PAYMENT OF COMMISSION-

a)

Commissions are due and payable on or before the 20th day of the month after the month in which Protective Enterprises is paid.

b)

Protective Enterprises will send TSPI copies of all invoices at the time Protective Enterprises invoices customer.

c)

At the time of payment of commissions to TSPI. Protective Enterprises will send TSPI a commission statement showing the computation of all commissions earned, and listing the invoices on which commissions are being paid.

d)

“Net invoice price” shall mean the total price at which an order is invoiced to the customer, including an increase of decrease in the total amount of the order, but excluding shipping and mailing costs; taxes, insurance, and any allowances or discounts granted to the customer by Protective Enterprises.

e)

There shall be deducted from any sums due TSPI:

i)

An amount equal to commissions previously paid or credited on sales of Protective Enterprises’ products, which have since been returned by the customer or on allowances credited to the customer, for any reason by Protective Enterprises; and

** The material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Staff of the Securities and Exchange Commission.

ii)

An amount equivalent to commissions previously paid or credited on sales which Protective Enterprises shall not have been fully paid by the customer whether by reason of the customer’s bankruptcy, insolvency, or any other reason which, in Protective Enterprises’ judgment, renders the account uncollectible (if any sums are ever realized upon such uncollectible accounts, Protective Enterprises will pay TSPI its percentage of commission applicable at the time of original sale upon the net proceeds of such collection).

2.

ACCEPTANCE OF ORDERS - All orders are subject to acceptance or rejection by an authorized officer of Protective Enterprises at its home office and the approval of Protective Enterprises’ credit department. Protective Enterprises shall be responsible for all credit risks and collections.

3.

TERMS OF SALE - All sales shall be at prices and upon terms established by Protective Enterprises, and it shall have the right, in its sole discretion, from time to time, to establish, change, alter or amend prices and other terms and conditions of sale.

TSPI shall not accept orders in Protective Enterprises’ name or make price quotations or delivery promises without Protective Enterprises’ prior approval.

4.

TSPI’s RELATIONSHIP AND CONDUCT OF BUSINESS -

a)

TSPI will conduct all of its business in its own name and in such a manner it may see fit.

b)

Nothing in this agreement shall be construed to constitute TSPI as an employee of Protective Enterprises nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible only for its own actions.

c)

TSPI shall not, without Protective Enterprises’ prior written approval, alter, enlarge, or limit orders, make representations, or guarantees concerning Protective Enterprises’ product or accept the return of, or make any allowance for such products.

d)

TSPI shall abide by Protective Enterprises’ policies and convey same to Protective Enterprises’ customers.

e)

Protective Enterprises shall be solely responsible for the design, development, supply, production and performance of its products and the protection of it trade names. Protective Enterprises agrees to indemnify and hold harmless from and against and to pay all losses, costs, damages, or expenses whatsoever, including reasonable attorney’s fees, which TSPI may sustain or incur on account of infringement or alleged infringement of patents, trademarks, or trade names, or breach of warranty or claimed breach of warranty in any way resulting from the sale of Protective Enterprises’ products. Protective Enterprises will indemnify TSPI from and hold harmless from and against all liabilities, losses, damages, costs or expenses, including reasonable attorney fees, which it may at any time suffer, incur, or be required to pay by reason of injury or death to any person or damage to property or both caused or allegedly caused by any products sold by Protective Enterprises.

f)

Protective Enterprises shall furnish TSPI, at no expense to TSPI, samples, catalogs, literature and any other material necessary for the proper promotion and safes of its products. Any literature, which is not used or samples or other equipment belong to Protective Enterprises shall be returned to Protective Enterprises at its request.

5.

TERM OF AGREEMENT AND TERMINATION - This agreement shall be effective on the 1st day of June 2006, and shall continue through the 1st day of June 2008. It shall automatically be renewed thereafter year to year, unless terminated on June 1, 2008 by either party upon 90 days written notice prior to June 1, 2008 to the other by registered mail.

6.

RIGHTS UPON TERMINATION - Upon termination of this agreement for any reason, TSPI shall be entitled to commission on all orders calling for shipment stemming from TSPI sales which are dated or communicated to Protective Enterprises prior to the effective date of termination, regardless of when such orders are shipped.

7.

GENERAL - This agreement contains the entire understanding of the parties, shall supersede any other oral or written agreements, and shall be binding upon and inure to the benefit of the parties’ successors and assigns. It may not be modified in any way without the written consent of both parties. TSPI shall not have the right to assign this agreement in whole or in part without Protective Enterprises’ written consent.

8.

CONSTRUCTION OF AGREEMENT - This agreement shall he constructed according to the laws of the State of Virginia.

Signed and agreed by:

s/ Mike Wall	/s/ David Duncan
Signature	Signature

Mike Wall	David Duncan
Name	Name

August 2, 2006	August 3, 2006
Date	Date

President & COO	CEO
Title	Title

Tactical Solution Partners, Inc.	Protective Enterprises, LLC
Company	Company

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